UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 5, 2011

RACKWISE, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-1763172	26-3439890
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

101 California Street, Suite 2450 San Francisco, CA
(Address of principal executive offices, including zip code)

(415) 946-8949
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 8.01   Other Information

The Company’s private placement offering (the “Offering”) consisting of a maximum of 20,000,000 units with an over-allotment option for up to an additional 4,000,000 units was completed on November 21, 2011 with fifth and sixth closings thereunder being held on each of November 23, 2011 and December 5, 2011. Each unit was sold at a price of $0.25 per unit and consisted of one share of the Company’s common stock and one common stock purchase warrant to purchase one-half share of the Company’s common stock. The warrants comprising part of the units are exercisable for a period of five years at a purchase price of $0.625 per full share of common stock.

The Company sold an aggregate of 20,311,251 units in the Offering consisting of 20,311,251 shares of the Company’s common stock and 20,311,251 common stock purchase warrants to purchase 10,155,627 shares of common stock and received gross proceeds of $5,077,811. The November 23, 2011 closing involved the sale of 4,043,494 units for gross proceeds of $1,010,873.50 and the December 5, 2011 closing involved the sale of 400,000 units for gross proceeds of $100,000.

An aggregate of 613,000 warrants were issued to the Placement Agent for the Offering, each such warrant exercisable for the purchase of one share of the Company’s common stock at a price of $0.25 per share during a period of five years from issuance. The Placement Agent was also paid aggregate cash commissions of $153,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RACKWISE, INC.

Dated: December 9, 2011	By:	/s/ Guy A. Archbold
Guy A. Archbold President